Exhibit 10.5

NON-HEALTHCARE PROFESSIONAL
CONSULTING AGREEMENT
Effective Date:     October 1, 2024
Expiration Date:     June 30, 2025
This Non-Healthcare Professional Consulting Agreement (the “Agreement”) is entered into by and between Pacira Pharmaceuticals, Inc., a California corporation, having a place of business at 5 Sylvan Way, Parsippany, New Jersey 07054 (“Pacira”), (hereinafter “Pacira”), and Charles A. Reinhart, III located at [**] (the “Consultant”), effective as of the date indicated above (“Effective Date”), and is made with respect to the following recitals and agreements:
WHEREAS, Pacira is a wholly-owned subsidiary of Pacira BioSciences, Inc., a Delaware corporation;
WHEREAS, Pacira desires to retain Consultant to perform certain services, and Consultant is agreeable to doing so;
NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and conditions set forth below, the parties agree as follows:
1.Services; Fees.
a.Consultant is hereby retained as an independent contractor to provide the services described in Statements of Work (“SOWs”) to be entered into from time to time (the “Services”). The Services to be performed hereunder and accompanying timelines, budget, and consultant fee terms (including reimbursement for expenses) shall be specified by the parties in separate SOWs, which constitutes a separate agreement and stands alone with respect to any other SOW entered into under this Agreement. In the event of a conflict between this Agreement and any SOW, the provisions of this Agreement will control, unless the SOW specifically acknowledges the conflict and expressly states that the conflicting SOW controls.
b.Consultant agrees that any of Pacira’s affiliates may use the Services of Consultant under this Agreement. Pacira’s affiliates that use the Services of Consultant shall be bound by all the terms and conditions of this Agreement and any applicable SOW and be entitled to all rights and protections afforded Pacira under this Agreement. Such Services shall be performed as requested from time to time by Pacira’s executive officers, or as otherwise set forth on the SOWs.

c.Pacira will pay Consultant’s invoices, fees, expenses, and costs in accordance with the terms set forth in this Agreement and any Statement of Work within forty-five (45) calendar days following receipt of such invoice submitted to Pacira through the PO based purchase-to-pay system (i.e., [**]) together with sufficient detail to permit Pacira to identify the following information: (i) any applicable purchase order number under which the Service was performed; (ii) the amount due; (iii) the calculation of such amount due and any applicable taxes; and (iv) any applicable supporting documentation reasonably requested by Pacira. If Consultant’s purchase-to-pay system account prohibits your purchase order confirmation and invoice upload, then Consultant should send invoices to [**]@pacira.com.
d.Consultant shall diligently perform the Services in full compliance with the highest professional standards of practice in the industry and applicable laws and in a manner satisfactory to Pacira. Anything to the contrary contained in this Agreement notwithstanding, Consultant agrees and acknowledges that during the Term (as defined below) there is neither a minimum amount of Services for which Pacira is obligated to engage Consultant, nor shall this Agreement be construed as limiting in any way Pacira’s right to contract for similar services with any other party. In no event shall this Agreement be construed as obligating Pacira to pay any amounts for Services performed under this Agreement unless (i) Pacira actually engages Consultant to perform Services pursuant to this Agreement, and Consultant actually performs such Services, and (ii) each such engagement to perform Services is evidenced by the applicable SOW prior to the commencement of such Services.
e.In consideration of the Services, Consultant shall receive the fees set forth on the applicable SOW (the “Consulting Fees”). Consultant shall provide Pacira with a completed IRS W-9 or W-8BEN Form and a true and complete copy of Consultant’s curriculum vitae prior to payment. Consultant represents that the Consulting Fees constitute payment in full for the Services and reflect the fair market value of the Services described herein and are commensurate with the fees charged by Consultant for providing similar services to other entities.
f.Pacira will reimburse Consultant for all pre-approved travel and related expenses pursuant to Pacira’s Travel and Expense Reimbursement Policy, a copy of which is attached hereto as Exhibit A. Pacira will reimburse Consultant for the actual cost of only those out-of-pocket, documented expenses reasonably incurred, in rendering Services. Any such supporting documentation shall be provided within a reasonable period of time following the submission of such expense in order to be entitled to reimbursement. Pacira shall not be obligated to make any payments or reimburse any expenses that are provided to Pacira more than sixty (60) days after the date of being incurred. To the extent any expenses are to be incurred that are not approved in a SOW, Consultant must obtain Pacira’s prior written approval of the incurrence of such expenses and such written approval must be provided by an authorized Pacira signatory. All expenses not paid directly by Pacira will be reimbursed to Consultant within forty-five (45) days after receipt of Consultant’s complete, correct and audit worthy invoice. All expense reimbursements will be made at Consultant’s direct out-of-pocket costs, without any markup for overhead, administrative costs, or otherwise.
2.Term. The initial term of this Agreement shall commence on the Effective Date and continue through and including the Expiration Date stated above (the “Term”). This Agreement and/or any SOW may be terminated by either party upon giving thirty (30) days prior written notice to the other party or immediately upon Pacira’s written notice in the event of a breach of Consultant’s representations, warranties and covenants in this Agreement, provided that this Agreement shall automatically terminate as set forth in Section 3. Upon expiration or termination of this Agreement, Consultant shall only be entitled, and Pacira only obligated to pay, for any Consulting Fee(s) due to Consultant for Services actually rendered and non-cancellable expenses incurred before such expiration or termination in accordance with the terms and conditions of this

Agreement. Notwithstanding the foregoing, in the event Pacira terminates this Agreement as a result of Consultant’s failure to comply with the representations, warranties and covenants set forth herein, Pacira shall be entitled to withhold payment for Services previously rendered. Sections 4, 5, 6, 7, 8, 9, 10 and 15 shall survive termination or expiration of this Agreement for any reason.
3.Representations, Warranties and Covenants of Consultant.
a.Consultant represents and warrants that Consultant has the requisite expertise, ability and legal right to render the Services and ability to enter into this Agreement, shall perform the Services in an efficient, professional and workmanlike manner in accordance with generally recognized industry standards for similar services, and shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner in accordance with the terms of this Agreement. Consultant represents and warrants that entering into this Agreement and his or her performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Consultant is subject.
b.Consultant shall abide by all laws, rules and regulations that apply to the performance of the Services and will comply with Pacira’s policies and procedures that are communicated to Consultant, including when on Pacira premises, Pacira’s policies with respect to conduct of visitors. If applicable, Consultant represents and warrants that Consultant is not and has not been: (i) excluded from participation in, or otherwise ineligible to participate in a “Federal Health Care Program” (as defined in 42 U.S.C. § 1320a-7b(f)) or in any other government payment program; (ii) listed on the General Services Administration’s List of parties Excluded from Federal Procurement and Nonprocurement Programs; or (iii) debarred under the Generic Drug Enforcement Act of 1992 (the “GDE Act”) (21 U.S.C. § 335(a) and (b)). To the best of Consultant’s knowledge, Consultant represents and warrants that Consultant has not engaged in any activity that could lead Consultant to become excluded or debarred as set forth above. Consultant further represents and warrants that Consultant does not and will not use in any capacity the services of any person excluded or debarred as set forth above. If Consultant is debarred or excluded as set forth above, during the Term, Consultant agrees to immediately notify Pacira, and this Agreement shall automatically terminate as of the date of such exclusion or debarment, without the requirement of notice from Pacira. Consultant further represents and warrants that in providing the Services, Consultant shall be responsible for Consultant’s own compliance with all applicable local, state, federal and foreign laws and regulations. Consultant represents and warrants that all work product is and shall be Consultant’s original work (except for material in the public domain or provided by Pacira) and do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation, or other entity.
4.Compliance with Law and Ethical Business Practices.
a.Compliance with Law. Consultant represents and warrants that it has the appropriate expertise, ability and legal right to perform the Services, and will perform the Services in an efficient, professional, and workmanlike manner in full compliance with the highest professional standards and applicable laws, including, but not limited to: the Federal

Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the PhRMA Code on Interactions with Healthcare Professionals; the AdvaMed Code of Ethics on Interactions with Healthcare Professionals; the Health Insurance Portability and Accountability Act (“HIPAA”); the Federal Food, Drug and Cosmetic Act; and all relevant regulations.
b.Corporate Policy. Consultant acknowledges that Pacira’s corporate policy requires that Pacira’s business must be conducted within the letter and spirit of the law. By signing this Agreement, Consultant agrees to perform the Services contemplated herein in a manner which is consistent with law, good business ethics and the terms of this Agreement.
c.ABAC Laws.
i.In conducting its activities hereunder, such party shall and shall cause its affiliates and other representatives and agents to comply in all material respects with all applicable laws and accepted pharmaceutical industry business practices, including but not limited to the U.S. Foreign Corrupt Practices Act (“FCPA”), the UK Bribery Act 2010 (“UKBA”), and the relevant legal provisions of similar laws of any other applicable foreign jurisdiction (collectively, the “ABAC Laws”).
ii.Each party represents and warrants or covenants and agrees that during the Term:
1.it is licensed, registered, or qualified under applicable law to do business, and has obtained such licenses, consents, authorizations or completed such registrations or made such notifications as may be necessary or required by applicable law to provide the goods or services encompassed within this Agreement, and providing such goods or services is not inconsistent with any other obligation of such party;
2.with respect to any products, payments or services provided under this Agreement, such party has not taken and will not during the Term take any action directly or indirectly to offer, promise or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any government official or any other person, in order to gain an improper advantage, and has not accepted, and will not accept in the future such payment;
3.it complies with applicable laws and regulations of the countries where it operates, including anti-bribery and anti-corruption laws, accounting and record keeping laws, and laws relating to interactions with healthcare professionals or healthcare providers (collectively, “HCPs”) and government officials;
4.it has implemented policies and procedures setting out rules governing interactions with HCPs and government officials, and the engagement of third parties, including implementing appropriate due diligence of those third parties prior to contracting (“Policies”). Its Policies mandate a robust set of internal controls, including accounting controls, designed to ensure the making and keeping of fair and accurate books, records and accounts, on its operations around the world and apply worldwide to all its employees, subsidiaries, and third parties acting on its behalf;
5.it provides training to its officers, directors, employees and, where appropriate, its other representatives and third parties on its Policies and applicable laws, including but not limited to anti-corruption laws;
6.it has an assurance program involving regular monitoring and auditing of activities to ensure compliance with its Policies and the adequacy of internal controls, and remediation of identified issues;
7.to its knowledge, it and each of its affiliates has been and will, for the Term, be in compliance with all applicable export laws and regulations, including those related to, import controls, export controls, or economic sanctions;
8.to its knowledge, except to the extent permissible under U.S. law, neither it nor any of its affiliates has, on its own behalf or in acting on behalf of any other person, directly or indirectly engaged with, and will not, during the Term, directly or indirectly engage in any transactions, or otherwise deal with, any country or person targeted by U.S., EU, United Kingdom or other relevant economic sanctions or export control laws in connection with any activities related to the party’s interaction with the other party, including those contemplated under this Agreement;
9.it regularly reviews its Policies as part of its internal processes of improvement, and, from time to time, benchmarks it against the standards of the industry with the assistance of external counsel; and
10.it is, as between the parties, solely responsible to ensure compliance by it and its affiliates.
iii.Each party represents and warrants that during the Term that if a compliance issue related to activities contemplated under this Agreement is identified, including but not limited to if a party, or any of its directors, officers, employees, affiliates, third party representatives, or sublicensees becomes subject to any investigation relating to any actual or potential violation of any applicable anti-corruption law in connection with this Agreement, that it will promptly inform the other party of the compliance issue. Any alleged violation of applicable of applicable laws and accepted pharmaceutical industry business practices, including but not limited to the ABAC Laws and all other applicable anti-corruption laws, shall be diligently investigated in order to evaluate whether or not the reported behavior or activity violates the standards of such party or applicable laws. If the matter involves credible evidence of a violation of applicable law or policy, then the compliance officers shall discuss the non-compliance and the corrective measures or sanctions, or both, to be implemented, provided that each party implements its own corrective measures or sanctions, or both.

iv.Consultant’s failure to abide by the provisions of this Section shall be deemed a material breach of this Agreement. Pacira may in such case and with immediate effect terminate this Agreement at its sole discretion upon written notice to Consultant and without prejudice to any other remedies that may be available to Pacira.
a.Equal Opportunity. The contractor and any subcontractor, as applicable, shall abide by the requirements of 41 CFR §§ 60-1.4(a) and 41 CFR 60-741.5(a). This regulation prohibits discrimination against qualified individuals on the basis of disability and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity, national origin, or for inquiring about, discussing, or disclosing information about compensation. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, or disability.
5.Confidentiality.
1.Consultant recognizes that in performing Services under this Agreement it will have contact with information of substantial value to Pacira, which is not generally known and that gives Pacira an advantage over its competitors who do not know or use it, including, but not limited to, (i) patent and patent applications; (ii) trade secrets; (iii) proprietary and confidential information, ideas, techniques, sketches, drawings, works of authorship, models, inventions, know-how, products, product compositions, product samples, processes, manufacturing methods, apparatuses, equipment, data, algorithms, software programs, software source documents, and formulae related to the current, future, and proposed products and services, such as information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, pricing, customer lists, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, and marketing plans; and all other similar information (hereinafter referred to as “Confidential Information”). Confidential Information shall also include information belonging to a third party that Pacira is obligated to keep confidential from others.
2.Consultant agrees, at all times, to (i) regard and preserve as confidential such Confidential Information using the same standard of care as it uses to protect its own confidential information (but no less than a reasonable standard of care), (ii) not use the Confidential Information for any purpose other than as necessary to perform the Services, and (iii) to refrain from publishing, distributing, or disclosing any part of such Confidential Information to a third party without prior written consent of Pacira. Consultant further agrees, at all times, to refrain from any other acts or omissions that would reduce the value of such Confidential Information to Pacira. Consultant will immediately notify Pacira if it learns that Confidential Information has been disclosed or is about to be disclosed in violation of this Agreement, whether by Consultant’s acts, acts of third parties, law, regulation or court order.
3.In the event that Consultant becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or similar process) to disclose any of the contents of the Confidential Information, Consultant shall (i) provide prompt written notice to the Pacira upon receipt of any such demand and prior to any such disclosure to the extent practicable and (ii) cooperate so that Pacira may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. Failing the entry of a protective order or other appropriate remedy, or receipt of a waiver hereunder, Consultant shall disclose only that portion of Confidential Information that it is advised, in the reasonable opinion of its legal counsel, in consultation with Pacira’s counsel, that it is legally required to disclose, and Consultant shall exercise reasonable efforts without the requirement of incurring costs or expenses to obtain reliable assurance that confidential treatment shall be accorded to such Confidential Information when it is so disclosed.
4.Upon termination of this Agreement, Consultant agrees to promptly surrender to Pacira all documents or other tangible Confidential Information (including samples) and any other written material containing or reflecting any of the Confidential Information in its possession, (ii) not to retain any copies, extracts or other reproductions in whole or in part, mechanical or electronic, of such written material, and (iii) delete, erase or destroy all computer records, documents, memoranda, notes and other writings prepared by the Consultant based on the Confidential Information.
5.The foregoing obligations of confidentiality, non-use, and non-disclosure shall remain in effect for a period of ten (10) years after the termination or expiration of this Agreement. Upon termination of this Agreement, Consultant agrees to promptly surrender to Pacira all documents or items which are the property of Pacira or which contain or comprise such Confidential Information.
6.Inventions and Works of Authorship.
a.Pacira owns all right, title and interest to any inventions and discoveries, know-how, trade-secrets designs, developments, methods, modifications, improvements, processes, mask works, databases, computer programs, formulae, techniques, trademarks, graphics or images, and audio or visual works and other works of authorship, whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by Consultant either alone or jointly with any employee, individual, contractor, or agent engaged by Consultant or Pacira (collectively, “Personnel”), or under Consultant’s direction, that arise out of the Services or that are based on or otherwise reflect any Confidential Information (as defined below) (collectively, “Inventions”).
b.Consultant will promptly provide and fully disclose all Inventions to Pacira. Consultant acknowledges that all Services performed by Consultant are on a “work for hire” basis, and Consultant hereby assigns and transfers and, to the extent any such assignment cannot be made at present, will assign and transfer, to Pacira, in each case without additional consideration, all worldwide right, title and interest in all Inventions. Consultant further acknowledges that any assignment of Inventions includes an assignment of all moral rights.
c.The Consultant agrees that if in the course of performing the Services, the Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by the

Consultant or in which the Consultant has an interest, (i) the Consultant shall inform Pacira, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention; and (ii) Pacira is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to fully use, utilize, commercialize and otherwise exploit the Inventions, including any such invention, improvement, development, concept, discovery or other proprietary information owned by the Consultant or in which the Consultant has an interest that is incorporated therein, and all rights necessary to make, have made, use, sell, offer to sell, develop, have developed, make derivative works, distribute, display, import, lease or otherwise dispose of Pacira products embodying, incorporating, or otherwise based on the Inventions. The Consultant shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Pacira’s prior written permission.
d.All of Pacira’s patents, copyrights, trade secrets and other intellectual property rights relating to the subject matter of this Agreement that were developed by Pacira prior to this Agreement or independent thereof shall be owned by Pacira and Consultant shall have no ownership, license, or other use rights therein except as set forth in this Agreement.
e.Consultant hereby assigns to Pacira all of Consultant’s intellectual property rights (including copyrights, patents, and trademarks embodied in any Inventions or Works) that may arise from Consultant’s engagement by Pacira. Consultant shall cooperate in executing any documents required to further confirm the foregoing assignment. The Consultant agrees that if Pacira is unable because of the Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure the Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions and Works assigned to Pacira above, then the Consultant hereby irrevocably designates and appoints Pacira and its duly authorized officers and agents as the Consultant’s agent and attorney in fact, to act for and in the Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by the Consultant.
f.Consultant will acquire all rights from his/her Personnel that may be necessary for Pacira to record, perfect and maintain the rights set forth in this Section 5, free of any claims of such Personnel. Consultant warrants that Consultant has enforceable written agreements or policies with all of his/her Personnel who receive Pacira’s Confidential Information under this Agreement that assign to Consultant ownership of all Inventions created in the course of his/her engagement.
g.Consultant shall assist Pacira, at Pacira’s expense, to evidence, confirm, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Consultant irrevocably designates and appoints Pacira and its officers as its agents and attorneys-in-fact (coupled with an interest), with full power of substitution, to act for and in Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

7.Independent Contractor. Consultant’s relationship with Pacira is and shall be that of an independent contractor, and neither party is authorized to nor shall act as the agent of the other. Consultant agrees that he or she will be solely responsible for the payment of all taxes relating to the compensation paid pursuant to this Agreement and shall indemnify Pacira against, all such taxes, including penalties and interest. Consultant shall have no authority (and shall not hold himself or herself out as having authority) to bind Pacira or its affiliates and shall not make any agreements or representations on the Pacira’s or its affiliates’ behalf without Pacira’s prior written consent. Consultant shall not be eligible to participate in any benefits or benefit plans offered by Pacira to its employees. Consultant shall be responsible for any persons employed or engaged by Consultant in connection with the performance of the Services, provided that Consultant shall not engage any sub-contractor without Pacira’s prior written consent, and Consultant shall be fully responsible for any such sub-contractor and indemnify Pacira against any claims made by or on behalf of any sub-contractor. During the Term, Consultant shall maintain insurance of the type and amount that is required by law to provide the Services.
8.Indemnification. Consultant shall indemnify and hold harmless Pacira and its affiliates, and their officers, directors, employees, and agents from and against all liabilities, losses, costs and expenses (including reasonable attorneys’ fees) and damages arising out of or resulting from (i) any willful misconduct, fraud, or negligent act or omission of Consultant, (ii) any breach of this Agreement by Consultant, or (iii) any violation by Consultant of any local, state, federal or foreign law, rule, or regulation applicable to the performance of Consultant’s Services under this Agreement. Pacira may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to Consultant.
9.Notices. Any notices required or provided by the terms of this Agreement must be in writing, addressed in accordance with this Section, and must be delivered, except as otherwise indicated below, personally or sent by certified or registered mail, return receipt requested, postage prepaid, by nationally-recognized express courier services providing evidence of delivery or e-mail (with confirmation of transmission). Except as noted below, the effective date of any notice is the date of first receipt by the receiving party. Notices must be sent to the address(es)/addressee(s) given below, or to such other address(es)/addressee(s) as the party to whom notice is to be given may have provided to the other party in writing in accordance with this provision.
a.Notice to Consultant must be addressed to Consultant at the address listed on the first page of this Agreement.
b.Notice to Pacira must be addressed to Pacira’s Legal Department as follows:
i.Pacira BioSciences, Inc.
5 Sylvan Way, Suite 300
Parsippany, New Jersey 07054
[**]@pacira.com
Attn: CFO and Legal Department
10.Remedies. Consultant acknowledges that any disclosure or unauthorized use of Confidential Information will constitute a material breach of this Agreement and cause substantial harm to Pacira for which damages would not be a fully adequate remedy. Given the nature of the Confidential Information, Consultant acknowledges that Pacira may be irreparably damaged by any unauthorized disclosure of any Confidential Information. Without prejudice to the rights and remedies otherwise available at law or in equity to Pacira, Pacira shall be entitled, without the requirement of a posting of a bond or other security to seek equitable relief, including an injunction or specific performance, in the event of any breach of the provisions of this Agreement with respect to Confidential Information.
11.Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to other relief to which such party may be entitled.
12.Successors and Assigns. The provisions of this Agreement shall be binding solely upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign any or all rights, powers, privileges and obligations under this Agreement without the other party’s prior written consent; provided, however, that Pacira may assign its rights and/or delegate its duties hereunder, without the consent of Consultant, to an Affiliate or to a purchaser of all or substantially all of its assets or stock.
13.Interpretation. Consultant and Pacira acknowledge that this Agreement has been negotiated at arm’s–length and, therefore, agree that any rule of construction of contracts resolving any ambiguities against the drafting party is waived and shall be inapplicable to this document.
14.Severability. The provisions of this Agreement are severable, and if any provisions hereof shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect.
15.Amendment and Modification. No amendment, modification or supplement of this Agreement shall be binding unless executed in writing and signed by the parties hereto.
16.Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the matters contained herein. This Agreement shall supersede any and all previous and existing Consulting Agreements between Pacira and Consultant.
17.Governing Law. This Agreement shall be construed in accordance with the laws of the State of New Jersey, without regard or reference to any of its rules or provisions governing conflict of laws. Any dispute arising from this contractual relationship shall be adjudicated exclusively by State or federal courts located in New Jersey and all Parties consent to personal jurisdiction and venue therein.
18.Counterparts. This Agreement may be signed in any number of counterparts (facsimile and electronic transmission included), each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the date above written.

PACIRA PHARMACEUTICALS, INC. /s/ MONVAN HU	CONSULTANT /s/ CHARLES A. REINHART, III
Signature Monvan Hu	Signature Charles A. Reinhart, III
Name Associate General Counsel	Name Consultant
Title October 22, 2024	Title October 1, 2024
Date	Date

EXHIBIT A
Travel and Expense Reimbursement Policy for Non-HCP Consultants and Vendors

Pacira Pharmaceuticals, Inc. and its affiliates (collectively “Pacira”) will generally reimburse third parties for all reasonable and necessary business expenses incurred in connection with the performance of Services under the terms of an agreement. Such reimbursement is subject to the following conditions: (i) compliance with the terms of the agreement, including this Policy, and (ii) the submission of accurate, complete, and itemized supporting receipts. Charges will be reimbursed at cost.

Travel
Third parties will not travel at Pacira’s expense unless such travel is required by the Services outlined in a fully executed Statement of Work. Third parties will be responsible for making all travel arrangements independently. Pacira will reimburse reasonable travel expenses, including taxis, sedan services, rideshare (i.e., Uber/Lyft) and parking.

Air Travel
For trips longer than five (5) hours (i.e., total flying time one way), third parties will be able to select premium economy accommodations, otherwise economy class must be the selected class of service. First and business class travel will not be reimbursed. Please note, the five-hour requirement is for actual scheduled flight time only and does not include travel to and from the airport, lay-over time, or airport delays.

Airport Parking
Third parties should utilize long-term parking or offsite parking locations if possible, to reduce the cost of parking in daily/short-term lots.

Hotel Expenses
All charges incurred during a particular hotel stay (i.e., daily room rate, tax, meals, etc.) must be itemized on an original statement received by the traveler at the end of his or her stay. Hotel rates should only include the cost of the room, not to exceed $250 per night before taxes and fees. If traveling to an area (major metro) where hotel rates exceed $250 per night, Pacira’s written approval must be obtained before booking.

All expenses included on the hotel bill should be accurately classified and itemized. Meal costs should be itemized, and a meal receipt should be submitted with the hotel bill. Personal expenses included on the hotel bill should be identified as such and should not be submitted for reimbursement. Some countries are eligible for a Value Added Tax (VAT) reclaim. Third parties should ensure that their company’s name appears first on the final invoice followed by the traveler’s name.

Rental Car
The use of rental cars is permitted for business travel. All drivers must meet the age and driver requirements of the rental company. In choosing a car size, the traveler should adhere to the following:
•    Third parties may select up to an intermediate/mid-sized car.
•    Full sized cars may be requested when three or more third parties are traveling together.
Tolls and parking expenses incurred while operating a rental car on company business may be submitted for reimbursement. Pacira will not reimburse parking tickets or fines for traffic violations.

Meals
Meal costs up to $125, or foreign currency equivalent per person per day will be reimbursed at the following permissible meal limits: Breakfast – up to $25, Lunch – up to $30, Dinner – up to $70 (including tips that should not exceed 20%).

Taxi
Public transportation should be used when it is more cost-effective. When using a taxi, the tip should not exceed ten percent (10%).

STATEMENT OF WORK
FOR NON-HEALTHCARE PROFESSIONAL CONSULTING AGREEMENT

This Statement of Work (“SOW”), dated October 1, 2024 (the “Effective Date”), confirms the mutual understanding between Pacira Pharmaceuticals, Inc., a California corporation, having a place of business at 5 Sylvan Way, Parsippany, NJ 07054 (“Pacira”) and Charles A. Reinhart, III located at [**] (the “Consultant”) (collectively, “Parties” and individually, “Party”) and is governed by the terms of the Non-Healthcare Professional Consulting Agreement between the parties (the “Consulting Agreement”). In the event of a conflict between this SOW and the Consulting Agreement, the provisions of the Consulting Agreement will control. Any capitalized terms used and not defined herein shall have the meanings ascribed to them in the Consulting Agreement.
1.Scope of Services:
At Pacira’s written request, Consultant will provide his expert opinion, institutional knowledge, and advice regarding the finance group and its operations; participate in discussion and provide feedback and recommendations regarding Pacira’s financial operations; including advising on planning and implementation to achieve objectives; attend meetings as necessary; and perform other tasks not otherwise described herein, as needed and mutually agreed upon with Pacira (the “Consulting Services”).
It is understood that Consultant shall not provide more than twenty (20) hours of services per week.
2.Consulting Fees:
1.Consultant shall be compensated at the rate of $235 per hour, to be billed monthly by Consultant’s submission of a complete, correct and audit worthy written invoice.
2.Invoices must be submitted in accordance with the Consulting Agreement, with a copy to the Pacira contact, and shall be paid within forty-five (45) days of receipt at Pacira in accordance with the terms of the Consulting Agreement.
3.In further consideration for the Consulting Services to be performed under this Agreement, any and all vested stock options held by Consultant will not expire until (and Consultant will be able to exercise them until) September 28, 2025.
4.Pacira will reimburse Consultant for all pre-approved travel and related expenses pursuant to Pacira’s Travel and Expense Reimbursement Policy, a copy of which has been made available to Consultant. Consultant is responsible for making all travel arrangements through his/her travel agent, unless otherwise instructed.
5.Expense reports shall be submitted to Pacira with corresponding detailed receipts in accordance with the terms of the Consulting Agreement within five (5) business days of the completed travel. If sufficient detail of the expense is not provided in accordance with the terms of the Consulting Agreement, the expense reimbursement will be denied.
6.Pacira shall not be obligated to make any payments or reimburse any expenses that are provided to Pacira more than sixty (60) days after the date of being incurred.

IN WITNESS WHEREOF, the parties have caused this SOW to be executed by their duly authorized representatives, effective as of the Effective Date written above.

PACIRA PHARMACEUTICALS, INC. /s/ MONVAN HU	CONSULTANT /s/ CHARLES A. REINHART, III
Signature Monvan Hu	Signature Charles A. Reinhart, III
Name Associate General Counsel	Name Consultant
Title October 22, 2024	Title October 1, 2024
Date	Date